Exhibit 99.1

For Immediate Release

Local Corporation Reports Fourth Quarter and Fiscal 2012 Financial Results

IRVINE, Calif., Feb. 14, 2013 – Local Corporation (NASDAQ: LOCM), a leading online local media company, today reported its financial results for the fourth quarter and fiscal 2012.

“We are pleased to reiterate our prior guidance for 2013 revenue growth of about 12 percent above our fourth quarter 2012 exit run rate and anticipate first quarter 2013 revenues will exceed fourth quarter 2012 revenues. We expect to swing to Adjusted Net Income in the first quarter of 2013, followed by a return to positive cash flow from operations in the second quarter and steady cash flow growth through the remainder of the year projecting at least $5.0 million in Adjusted Net Income for 2013,**” said Heath Clarke, Local Corporation chairman and CEO. “We achieved record organic traffic levels during the fourth quarter, a strategic goal of the company. We believe there are many opportunities for growth and margin expansion and remain confident that we are well positioned with a powerful platform, great intellectual property and a team that has proven experience in navigating this rapidly changing, high- growth sector.”

Full Year 2012 Results Highlights:

•	Revenue – Record revenue of $97.8 million for the year ended Dec. 31, 2012, was a 25 percent increase over $78.3 million in 2011.

•

GAAP Net Income (Loss) – GAAP Net Loss was $24.2 million, or ($1.10) per diluted share, for the year ended Dec. 31, 2012. This compares to a GAAP Net Loss of $14.6 million, or ($0.68) per diluted share, for the year ended Dec. 31, 2011.

•

Adjusted Net Income (Loss) – Adjusted Net Loss was $553,000, or ($0.03) per diluted share, for the year ended Dec. 31, 2012. This compares to an Adjusted Net Loss of $1.7 million, or ($0.08) per diluted share, for the year ended Dec. 31, 2011.

Adjusted Net Income (Loss) is defined as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock-based compensation charges; gain or loss on warrant revaluation; net income (loss) from discontinued operations; gain on sale of Rovion; impairment charges; LEC receivables reserve; and severance charges.

An explanation of the company’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures, is included below and reconciliation between GAAP and non-GAAP measures, where appropriate, is included in the financial tables attached to this release.

Fourth Quarter Results Highlights:

“We had previously reported fourth quarter revenue below initial forecasts, due to revenue per click declines from our main ad partner coupled with fourth quarter ad policy changes. We have been adapting to these policy changes and based on our continued results we are reiterating our prior guidance for 2013,” added Ken Cragun, Local Corporation chief financial officer.

SUMMARY RESULTS

(in thousands, except per share amounts)

	Q4 2012	Q3 2012	Q4 2011
Consumer Properties:
Owned & Operated	$12,450	$18,340	$17,536
Network	7,636	4,961	5,065
Business Solutions	812	1,470	2,697

Revenue	$20,898	$24,771	$25,298

Adjusted Net Income (Loss)*	$(924)	$36	$768
Less interest and other income (expense), net	(100)	(131)	(101)
Less (provision) benefit for income taxes	9	(22)	(71)
Less non-cash depreciation, amortization and stock compensation	(2,295)	(3,466)	(3,432)
Plus gain on revaluation of warrants	30	65	150
Less net loss from discontinued operations	(201)	(140)	(557)
Less LEC reserve	(1,407)	—	—
Plus gain on sale of Rovion	1,458	—	—
Less Spreebird impairment charge	(4,100)	—	—
Less severance charges	(361)	(144)	(563)

GAAP net loss	$(7,891)	$(3,802)	$(3,806)

Diluted Adjusted Net Income (Loss) per share *	$(0.04)	$0.00	$0.03
Diluted GAAP net loss per share	$(0.36)	$(0.17)	$(0.17)
Diluted weighted average shares used for Adjusted Net Income (Loss) per share	22,131	22,245	22,179
Diluted weighted average shares used for GAAP net loss per share	22,131	22,092	22,076
Cash	$3,696	$3,706	$10,394

Prior period balances have been reclassified to conform to current period reporting.

*	See detailed reconciliation of GAAP to non-GAAP measures in the financial tables attached to this release.

•

Revenue – Fourth quarter 2012 revenue of $20.9 million represents a decrease of 16 percent over third quarter 2012 revenue of $24.8 million and a 17 percent decrease over fourth quarter 2011 revenues of $25.3 million.

•

GAAP Net Income (Loss) – Fourth quarter 2012 GAAP Net Loss was $7.9 million, or ($0.36) per diluted share, compared to a third quarter 2012 GAAP Net Loss of $3.8 million, or ($0.17) per diluted share. The fourth quarter GAAP net loss included an impairment charge of $4.1 million, as well as a reserve of $1.4 million for the long-term LEC receivable. Also included in the fourth quarter GAAP net loss is a gain on the sale of Rovion’s assets of $1.5 million.

•

Adjusted Net Income (Loss) – Fourth quarter 2012 Adjusted Net Loss was $924,000, or ($0.04) per diluted share, as compared to third quarter 2012 Adjusted Net Income of $36,000, or $0.00 per diluted share.

•

Cash – The company’s cash balance was $3.7 million as of Dec. 31, 2012, unchanged from the Sept. 30, 2012, cash balance. During the fourth quarter 2012, the company had negative cash flow from operations offset by cash proceeds from the sale of Rovion’s assets and an additional draw on the line of credit.

•	Debt – On Dec. 31, 2012, the company had borrowings of $10.0 million outstanding under its Square One Bank line of credit.

Fourth Quarter 2012 Operating Highlights:

•

Record Organic and Mobile Traffic – Overall traffic on the site and network was 100 million monthly unique visitors (MUVs) in the fourth quarter 2012, slightly down from third quarter 2012 traffic and up 7 percent from the year ago period. Organic traffic on the site and network was a record 45 million MUVs in the fourth quarter 2012, up 15 percent from the third quarter 2012 and up 51 percent from the year ago period. Organic traffic is defined as all non-SEM sourced traffic. Overall mobile traffic was 25 million MUVs in the fourth quarter 2012, slightly up from the third quarter 2012 and up 220 percent from a year ago period.

•

Spreebird Impairment Charge – The fourth quarter impairment charge of $4.1 million for Spreebird is the result of a further decline in the market value of peer companies coupled with lower projections for this business line, due to the company’s decision to exit its direct sales efforts of its Launch by Local product, of which Spreebird was a planned component. The current impairment charge recorded is management’s best estimate at this time and the final Spreebird impairment charge will be disclosed in the company’s 2012 Annual Report on Form 10-K.

•

Local Exchange Carrier (“LEC”) reserve – During the fourth quarter, the company recorded an additional $1.4 million reserve relating to its long-term LEC receivable. An additional reserve was recorded, due to the cessation of billing by the LEC’s and the longer-term nature of the receivable.

Consumer Properties:

Owned & Operated (O&O):

•

Revenue – Fourth quarter 2012 total revenue related to the O&O business unit was $12.5 million, down 29 percent from fourth quarter 2011 O&O revenue of $17.5 million and down 32 percent from third quarter 2012 O&O revenue of $18.3 million. This decline was primarily due to ad policy changes and reduced revenues per click from a major partner.

•

Monetization of Traffic – Revenue per thousand visitors (RKV) for fourth quarter 2012 was $230, down 17 percent from third quarter 2012 RKV of $276 and down 31 percent from fourth quarter 2011 RKV of $332.

Network:

•

Revenue – Fourth quarter 2012 total revenue related to the Network business unit was $7.6 million, up 52 percent from the $5.1 million Network revenue recorded in the fourth quarter 2011 and $5.0 million recorded in the third quarter 2012.

•	Network Sites – The Network business unit ended the fourth quarter 2012 with over 1,200 regional media sites.

Business Solutions:

•

Revenue – Fourth quarter 2012 revenue was $812,000, down 70 percent from fourth quarter 2011 revenue of $2.7 million and down 46 percent from third quarter 2012 revenue of $1.5 million. The reduction was primarily due to the previously disclosed phasing out of legacy subscription customers.

•

Digital Media Enrollments – The company ended the fourth quarter 2012 with approximately 950 Launch by Local subscribers. The company also has over 10,000 additional subscribers via its self-service, network and channel partners.

Recent News Highlights:

•

2012 Technology Fast 500™ – The company was a Deloitte Technology Fast 500™ company for the third consecutive year, in the technology, media, telecommunications, life sciences and clean technology companies category in North America.

•

Pay-Per-Call patent granted – On Nov. 6, 2012, the company was granted a patent which covers a pay-per-call Enhanced Directory Assistance (EDA) method or system. The patent describes an EDA method and/or system whereby pay-per-call advertiser listings are provided to consumers in response to directory assistance inquiries. The company believes this patent may cover an instrumental system and method for monetizing specific types of local searches by consumers on mobile devices. The company continues to develop its patent prosecution and monetization strategy.

•

Launch of vertical sites – During the fourth quarter, the company launched the first in a series of industry-specific, content driven websites designed to further extend its reach and engagement with local consumers and businesses.

•	Web domain name patent – On Dec. 12, 2012, the company was granted a patent which covers a method and system for the bulk acquisition and development of multiple web domain names.

•

Launch of U.K. version of flagship search site – In January 2013, the company launched the U.K. version of its flagship search site. The new U.K. site allows consumers to find local businesses, products and services in the United Kingdom.

•

Appointment of new board member – In January 2013, the company announced the appointment of Frederick G. Thiel to its board of directors. Thiel brings over 25 years of senior level strategic management experience in the software, media, Internet and technology industries.

•	Record fourth quarter organic and mobile traffic – The company reached record organic traffic of 45 million MUVs and record mobile traffic of 25 million MUVs during the fourth quarter.

•

Company renews and extends $12 million credit facility – The company renewed its $12 million credit facility with Square 1 Bank under substantially similar terms. The maturity date of the facility was extended to Feb. 3, 2015.

Fiscal 2013 Financial Guidance:

Revenue – The company expects 2013 revenue of between $93 million and $95 million, which at the mid-point is an increase of 12 percent, over the fourth quarter 2012 exit run rate.

Adjusted Net Income – Adjusted Net Income for 2013 is expected to be at least $5 million, which would result in approximately $1 million in debt-free cash flow. The company defines debt-free cash flow as cash provided by operating activities, less capital expenditures.

Projected 2013 Adjusted Net Income Factors:

•	Interest Expense of $400,000

•	Income Tax Provision of $200,000

•	Depreciation Expense of $4.5 million

•	Amortization Expense of $1.3 million

•	Stock Compensation Expense of $3.8 million

•	Severance Charges of $500,000

•	Warrant Revaluation Expense and Other items are undeterminable, but may be significant non-cash gains or losses**

**	The valuation of the warrant liability is based in large part on the underlying price and volatility of our common stock during the period. Since we cannot predict this, we cannot project the non-cash gain or loss in connection with these warrants, and therefore, cannot reasonably project our GAAP net income (loss). We therefore cannot provide GAAP guidance, but we do report GAAP results.

As previously announced, the company will no longer provide quarterly guidance.

Conference Call Information:

Chairman and CEO Heath Clarke and CFO Ken Cragun will host a conference call today at 5 p.m. ET to discuss the results and outlook. Investors and analysts can participate in the call by dialing 1-877-454-9136 or 1-617-826-1724, passcode # 94830233. To listen to the webcast, or to view the press release, please visit the Investor Relations section of the Local Corporation website at: http://ir.local.com. Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents, at: www.streetevents.com.

The replay can be accessed for approximately one week starting at 7:30 p.m. ET the day of the call by dialing 1-800-585-8367 or 1-404-537-3406, passcode # 94830233. A replay of the webcast will be available for approximately 90 days on the company’s website, starting approximately one hour after the completion of the call.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading online local media company that connects brick-and-mortar businesses with over a million online and mobile consumers each day using a variety of innovative digital marketing products. To advertise, or for more information, visit: http://www.localcorporation.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘plans,’ ‘expect,’ ‘intend,’ ‘project,’ ‘forecast,’ ‘potential,’ ‘feel’ and similar expressions and phrases are intended to identify such forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our advertising partners paying less revenue per click and revenues to us for our search results, our ability to purchase advertising from third parties to drive users to our sites, including at a profit, our ability to adapt our business following the shifts in our monetization partners, our ability to monetize the Local.com domain, including at a profit, our ability to retain a monetization partner for the Local.com domain and other web properties under our management that allows us to operate profitably, our ability to develop, market and operate our local-search technologies, our ability to market the Local.com domain as a destination for consumers seeking local-search results, our ability to adapt to policy changes promulgated by our advertising partners and traffic acquisition partners, our ability to grow our business by enhancing our local-search services, including through businesses we acquire, the integration and future performance of our Spreebird business and our Krillion business, the possibility that the information and estimates used to predict anticipated revenues and expenses associated with the businesses we acquire are not accurate, difficulties executing integration strategies or achieving planned synergies, the possibility that integration costs and go-forward costs associated with the businesses we acquire will be higher than anticipated, the possibility of impairment of assets associated with the businesses we have acquired, our ability to successfully expand our sales channels for new and existing products and services, our ability to increase the number of businesses that purchase our advertising products, our ability to successfully bill our monthly subscription customers, our ability to expand our advertiser and distribution networks, our ability to integrate and effectively utilize our acquisitions’ technologies, our ability to develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.

Our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and Form 8-K/A, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of “Adjusted Net Income” and “Adjusted Net Loss” which we define as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock based compensation charges; gain or loss on warrant revaluation; net income (loss) from discontinued operations; gain on sale of Rovion; impairment charges; LEC receivables reserve; and severance charges. Adjusted Net Income (Loss), as defined above, is not a measurement under GAAP. Adjusted Net Income (Loss) is reconciled to net income (loss) which we believe is the most comparable GAAP measure. A reconciliation of net income (loss) to Adjusted Net Income (Loss) is set forth at the end of this press release.

Management believes that Adjusted Net Income (Loss) provides useful information to investors about the company’s performance because it eliminates the effects of period-to-period changes in income from interest on the company’s cash and marketable securities, expense from the company’s financing transactions and the costs associated with income tax expense, capital investments, stock-based compensation expense, LEC receivables reserve, warrant revaluation charges and severance charges which are not directly attributable to the underlying performance of the company’s business operations. Management uses Adjusted Net Income (Loss) in evaluating the overall performance of the company’s business operations.

A limitation of non-GAAP Adjusted Net Income (Loss) is that it excludes items that often have a material effect on the company’s net income and earnings per common share calculated in accordance with GAAP. Therefore, management compensates for this limitation by using Adjusted Net Income (Loss) in conjunction with net income (loss) and net income (loss) per share measures. The company believes that Adjusted Net Income (Loss) provides investors with an additional tool for evaluating the company’s core performance, which management uses in its own evaluation of overall performance, and as a base-line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP; it may provide greater insight into the company’s financial results. The non-GAAP measures should be viewed as a supplement to, and not as a substitute for, or superior to, GAAP net income (loss) or earnings (loss) per share.

# # #

Investor Relations and Media Relations Contact:

Cameron Triebwasser

Local Corporation

949-789-5223

ctriebwasser@local.com

LOCAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$3,696	$10,394
Restricted cash	42	10
Accounts receivable, net of allowances of $250 and $550, respectively	10,618	11,678
Note receivable	319	392
Prepaid expenses and other current assets	648	732
Assets held for sale	—	2,187

Total current assets	15,323	25,393
Property and equipment, net	6,769	8,018
Goodwill	21,850	31,370
Intangible assets, net	3,932	8,833
Long term note receivable	—	350
Long term receivable, net	1,585	1,778
Escrow receivable	390	—
Deposits	58	69

Total assets	$49,907	$75,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,367	$12,193
Accrued compensation	829	2,152
Deferred rent	452	551
Warrant liability	5	207
Other accrued liabilities	1,315	2,422
Revolving line of credit	10,000	8,000
Deferred revenue	203	281
Liabilities held for sale	—	32

Total current liabilities	21,171	25,838

Deferred income taxes	302	265

Total liabilities	21,473	26,103

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.00001 par value; 10,000 shares authorized; none issued and outstanding for all periods presented	—	—
Common stock, $0.00001 par value; 65,000 shares authorized; 22,172 and 22,082 issued and outstanding, respectively	—	—
Additional paid-in capital	122,036	119,068
Accumulated deficit	(93,602)	(69,360)

Stockholders’ equity	28,434	49,708

Total liabilities and stockholders’ equity	$49,907	$75,811

LOCAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenue	$20,898	$25,298	$97,773	$78,259

Costs and expenses:
Cost of revenues	15,859	14,984	71,657	49,258
Sales and marketing	4,075	6,573	18,905	20,441
General and administrative	4,059	3,275	11,765	12,156
Research and development	1,398	2,142	5,082	6,538
Amortization of intangibles	494	1,551	4,102	5,136
Impairment of goodwill and intangible assets	4,100	—	10,551	—

Total operating expenses	29,985	28,525	122,062	93,529

Operating loss	(9,087)	(3,227)	(24,289)	(15,270)
Interest and other income (expense), net	(100)	(101)	(425)	(413)
Change in fair value of warrant liability	30	150	202	2,633

Loss from continuing operations before income taxes	(9,157)	(3,178)	(24,512)	(13,050)
(Benefit) Provision for income taxes	(9)	71	111	178

Net loss from continuing operations	$(9,148)	$(3,249)	$(24,623)	$(13,228)
Income (loss) from discontinued operations (net of taxes)	1,257	(557)	381	(1,331)

Net loss	(7,891)	(3,806)	(24,242)	(14,559)

Per share data:
Basic net loss per share from continuing operations	$(0.41)	$(0.15)	$(1.11)	$(0.62)

Basic net income (loss) per share from discontinued operations	$0.06	$(0.03)	$0.02	$(0.06)

Basic net loss per share	$(0.36)	$(0.17)	$(1.10)	$(0.68)

Diluted net loss per share from continuing operations	$(0.41)	$(0.15)	$(1.11)	$(0.62)

Diluted net income (loss) per share from discontinued operations	$0.06	$(0.03)	$0.02	$(0.06)

Diluted net loss per share	$(0.36)	$(0.17)	$(1.10)	$(0.68)

Basic weighted average shares outstanding	22,131	22,076	22,098	21,384
Diluted weighted average shares outstanding	22,131	22,076	22,098	21,384

LOCAL CORPORATION

Supplemental Consolidated Statements of Operations Information

Stock-based Compensation Expense*

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Cost of revenues	$22	$12	$83	$177
Sales and marketing	226	296	1,071	1,250
General and administrative	389	422	1,377	1,849
Research and development	64	74	227	387

Total stock-based compensation expense	$701	$804	$2,758	$3,663

Net stock compensation expense per share
Basic	$0.03	$0.04	$0.12	$0.17

Diluted	$0.03	$0.04	$0.12	$0.17

*-	Excludes impact of discontinued operations.

LOCAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(24,242)	$(14,559)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	8,173	8,736
Provision for doubtful accounts	1,507	125
Stock-based compensation expense	2,895	3,824
Revaluation of warrants	(202)	(2,633)
Deferred income taxes	114	126
Impairment of goodwill and intangible assets	10,551	—
Gain on sale of assets	(1,458)	—
Changes in operating assets and liabilities:
Accounts receivable	(447)	(1,263)
Note receivable	423	258
Long term receivable	193	(146)
Prepaid expenses and other	86	714
Other non-current assets	9	(12)
Accounts payable and accrued liabilities	(6,392)	4,548
Deferred revenue	(101)	(466)

Net cash used in operating activities	(8,891)	(748)

Cash flows from investing activities:
Capital expenditures	(3,358)	(4,361)
Increase in restricted cash	(32)	—
Increase in notes receivable	—	(1,085)
Decrease in notes receivable	—	1,085
Acquisition, net of cash acquired	—	(15,969)
Purchases of intangible assets	—	(822)
Proceeds from the sale of assets	3,510	—

Net cash provided by (used in) investing activities	120	(21,152)

Cash flows from financing activities:
Proceeds from exercise of options	80	291
Proceeds from issuance of common stock	—	18,227
Payment of revolving credit facility	(3,374)	(7,000)
Proceeds from revolving credit facility	5,374	8,000
Payment of financing related costs	(7)	(303)

Net cash provided by financing activities	2,073	19,215

Net decrease in cash and cash equivalents	(6,698)	(2,685)
Cash and cash equivalents, beginning of period	10,394	13,079

Cash and cash equivalents, end of period	$3,696	$10,394

Supplemental Cash Flow Information:
Interest paid	$425	$229

Income taxes paid	$12	$11

LOCAL CORPORATION

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,
	2012	2011	2012
GAAP net loss	$(7,891)	$(3,806)	$(3,802)
Plus interest and other income (expense), net	100	101	131
Plus provision for income taxes	(9)	71	22
Plus amortization of intangibles	494	1,551	1,865
Plus depreciation	1,100	1,077	935
Plus stock-based compensation	701	804	666
Less revaluation of warrants	(30)	(150)	(65)
Plus net loss from discontinued operations	201	557	140
Plus LEC reserve	1,407	—	—
Less gain on sale of Rovion	(1,458)	—	—
Plus asset impairment charge	4,100	—	—
Plus severance charges	361	563	144

Adjusted Net Income (Loss)	$(924)	$768	$36

Diluted Adjusted Net Income (Loss) per share	$(0.04)	$0.03	$0.00

Diluted weighted average shares outstanding	22,131	22,179	22,245

Prior period balances have been reclassified to conform to current period reporting.

	Year ended December 31, 2012	Year ended December 31, 2011
Net loss	$(24,242)	$(14,559)
Plus interest and other income (expense), net	425	413
Plus provision for income taxes	111	178
Plus amortization of intangibles	4,102	5,136
Plus depreciation	3,803	3,278
Plus stock-based compensation	2,758	3,663
Less revaluation of warrants	(202)	(2,633)
Plus net loss from discontinued operations	1,077	1,331
Plus asset Impairment charge	10,551	—
Plus LEC reserve	1,407	—
Less gain on sale of Rovion	(1,458)	—
Plus severance charges	1,115	1,461

Adjusted Net Loss	$(553)	$(1,732)

Diluted Adjusted Net Loss per share	$(0.03)	$(0.08)

Diluted weighted average shares	22,098	21,384